DEEP WELL OIL & GAS NOTES FARMOUT AGREEMENT IN DEFAULT

Edmonton, Alberta----September 28, 2005--Deep Well Oil & Gas, Inc. ("Deep Well") (PINK SHEETS:DWOG - News) wishes to announce that it has informed Surge that they are in default of the terms of the Farmout agreement on Deep Well's lands.

On February 25, 2005 Deep Well Oil & Gas, Inc. ("Deep Well") and its subsidiary, Northern Alberta Oil Ltd., signed a farmout agreement with Surge Global Energy, Inc and Surge Global Energy (Canada), Ltd. (collectively "Surge"). This agreement allowed Surge to earn up to a 40% working interest in the farmout lands. The agreement was amended on July 14, 2005 by Deep Well and Surge to allow Surge an extension to the February 25, 2005 agreement until September 25, 2005. Surge did not "spud" the first well by September 25, 2005 so the farmout agreement has been noted in default for this and other reasons.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well and its subsidiary Northern Alberta Oil have an 80% working interest in 63 contiguous sections of oil sands leases in the Sawn Lake oil sands in North Central Alberta, Canada.


This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Deep Well Oil & Gas, Inc. (PINK SHEETS:DWOG - News)


Contact:
     Deep Well Oil & Gas, Inc.
     Dr. Horst A. Schmid
     President
     (780)-409-8144